Exhibit 4

       INSTRUMENT DEFINING RIGHTS OF COMMON STOCKHOLDERS

            RESTATED CERTIFICATE OF INCORPORATION OF
                  INSITUFORM EAST, INCORPORATED

     FOURTH:   Capital Stock.

     B.   Powers and Rights of the Common Stock and Class B
          Stock.

          1. Voting Rights and Powers. With respect to all matters upon which Stockholders are entitled to vote or to which Stockholders are entitled to give consent, the holders of the outstanding shares of Common Stock and the holders of the outstanding shares of Class B Stock shall vote together with regard to class, and every holder of any outstanding shares of Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Common Stock standing in his name, and every holder of any outstanding shares of Class B Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class B Stock standing in his name, provided that at such time as shares of Class B Stock become outstanding, holders of shares of Common Stock, voting separately as a class with each holder of the outstanding shares of Common Stock being entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name, shall have the right to elect that number of Directors so that not less than twenty-five percent (25%) (calculated to the nearest whole number, rounding a fractional number of five tenths (.5) to the next higher whole number) of the total number of Directors of the Corporation fixed from time to time by, or in the manner provided for in, the By-laws of the Corporation, shall have been elected by the holders of the outstanding shares of Common Stock. The remaining Directors shall be elected by the majority vote of the holders of the outstanding shares of Class B Stock voting separately as a class, with each holder of the outstanding shares of Class B Stock being entitled to one (1) vote in person or by proxy for each share of Class B Stock standing in his name. With respect to any proposed amendment to this Certificate of Incorporation which would increase or decrease the number of authorized shares of either Common Stock or Class B Stock, increase or decrease the par value of the shares of Common Stock or Class B Common Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of Common Stock or Class B Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Stock voting together, without regard to class, as hereinbefore provided.